News Release
For Immediate Release

Company Contact:
Jerry D. Cash, Chairman and Chief Executive Officer
David E. Grose, Chief Financial Officer
Phone: (405) 488-1304
Website: www.qrcp.net
         ------------

              Quest Resource Announces Second Quarter 2006 Results

OKLAHOMA CITY (Business Wire) - August 15, 2006 - Quest Resource Corporation (NASDAQ: QRCP), the largest operating company in the Cherokee Basin, provided today an update on its financial results for the quarter ended June 30, 2006.
The Company provided selected financial and operating data below in a comparative format for the quarters ended June 30, 2006 and 2005.

                       SELECT FINANCIAL AND OPERATING DATA
                  For The Quarters Ended June 30, 2006 and 2005
                  (Dollars in thousands, except per share data)

                                                            Quarters Ended
                                                              June 30,
                                                     -------------------------
                                                           2006          2005
                                                              (unaudited)
                                                     -------------------------
Total Revenue                                        $    13,716    $   13,003
Net Income (Loss)                                         (5,780)       (1,910)
Net Income (Loss) Per Share Basic                          (0.26)        (0.30)
Net Income (Loss) Per Share Diluted                        (0.26)        (0.30)
Operating Income (Loss)                                   (3,209)        3,134
Operating Income (Loss) Per Share Diluted                  (0.15)         0.49
EBITDA(1)                                                  3,660         7,008
EBITDA Per Share Diluted(1)                          $      0.17    $     1.11
Weighted Average Shares Outstanding Basic             22,074,631     6,339,552
Weighted Average Shares Outstanding Diluted           22,074,631     6,339,552

Net Sales Volumes (MMcfe)                                  2,889         2,393
Average Price Received per Mcfe (including hedges)   $      4.33    $     5.06
Wells Drilled                                                189             0
Wells Recompleted                                             44            59
Wells Connected                                              178            53
Pipeline Miles Constructed                                   146            15
Well Completion %                                             99%           98%
Total Capital Expenditures(2)                        $    54,024    $    7,097

1 - A reconciliation of Net Income to EBITDA follows this news release. 2 - Capital expenditures represent cash transactions

Since June 30, 2006, the Company has drilled an additional 78 wells, for a total of 450 gross wells drilled to date in 2006. The Company has connected 415 gross wells to its pipeline system since January 1, 2006 and it currently has 90 gross wells waiting on completion and connection to the gas gathering system.

Management Comments
-------------------
David Grose, chief financial officer of Quest Resource said, "We've continued to be very active drilling, re-completing and connecting wells in the second quarter and that is reflected in our results. Our net sales volumes for the first quarter of 2006 increased 21% to 2,889 MMcfe as compared to 2,393 MMcfe for the second quarter of 2005. This is an average of 31.7 MMcfe per day for the second quarter of 2006 as compared to 26.2 MMcfe per day for the second quarter of 2005. We are continuing this momentum into the third quarter and our net sales volumes for the first 40 days of the third quarter have averaged 34.1 MMcfe per day. Our financial results have been somewhat hampered by our existing hedge positions, but the impact of those contracts are diminishing as they expire and our production base grows. We expect to continue our active drilling program for the remainder of the year and we believe the combination of growing production and higher realized prices will yield improved financial results in the coming quarters. Our capital expenditure program for our well development program and our pipeline infrastructure build out will total approximately $150 million for the year. We have entered into basis locks for the remaining 3.8 bcf hedged for 2006 at $1.20 per Mcf. Additionally, the Company has also entered into a basis lock for 2007 on 1.8 bcf at $1.15 per mcf and a basis lock for 2008 on 1.5 bcf at $1.03 per mcf. These basis locks are all covering the basis differential between NYMEX and our hedging agreements."

Jerry Cash, chief executive officer of Quest Resource stated, "Based on our mid-year reserve report update, our actual production is resulting in a type curve for our Cherokee Basin wells that is shifting our peak production rates from six months after a well is connected to twelve months. This shifting of achieving the peak production rates for a well has not resulted in a revision of our ultimate reserve recovery, but it will impact the forecasted production volumes for the first two years of a well's life. (The updated type curve for our new wells is available on our web site for viewing).

We believe the reason for the delay in achieving peak production rates is two fold. First, in the past, the Company was developing wells in an area with pre-existing wells, which resulted in the new wells benefiting from the dewatering that had previously taken place with the pre-existing wells. Most of our current new well development is occurring in undeveloped areas that require a longer time period for the dewatering to occur, resulting in a longer time period to achieve the peak production rates. Second, all new wells are now multi-zone completions that require a longer dewatering time period due to the multiple zones being opened at one time. Additionally, the Company's newer wells are being dewatered at a reduced pace for approximately three to six months, which we believe will result in fewer mechanical repairs on the down-hole pumps and should result in a greater number of days online without interruption. We would not anticipate additional revisions in the type curve for our Cherokee Basin wells unless the pace of well development is accelerated from our current rate.

The Company is also slowing its development program for the last half of year 2006 because of the current decreased natural gas product price environment. With the anticipated reduced cash flow resulting from the decrease in production volumes and natural gas product price, the Company will develop approximately 50 wells monthly, down from the current rate of approximately 70 per month.

 As a result of all of these factors, we are issuing a more conservative production guidance for years 2006 and 2007. The updated production forecast is
12.6 bcf for year 2006 and 24.2 bcf for year 2007."

The Company also stated that some wells connected prior to the current development program are performing better than expected. This could result in our existing reserves being greater than originally anticipated and the Company has undertaken a program to evaluate increased density development on 80 acre spacing, upon which permitting has begun. The majority of the Company's approximately 1,300 wells have previously been developed on 160 acre spacing and the increased density program may allow for a greater percentage recovery of the reserves in-place.

Conference Call
---------------
Quest will host a conference call to discuss 2006 second quarter operating and financial results on Tuesday, August 15, 2006 at 9:00 a.m. Eastern time. There will be a question and answer period following the presentation.

Call:          866-322-9730 (US/Canada) and 706-679-6054 (International)
               Passcode 4031642

Internet:      Live and rebroadcast over the Internet:  simply log on to
               www.qrcp.net
               ------------

Replay:  Available  through  August 17,  2006 at  800-642-1687  (US/Canada)  and
706-645-9291   (International)   using  passcode  4031642  and  at  www.qrcp.net
                                                                    ------------

About Quest Resource Corporation
--------------------------------
Quest Resource is the largest producer of natural gas in the Cherokee Basin, which is located in southeastern Kansas and northeastern Oklahoma. The Company is a fully integrated E&P company, operating more than 1,300 producing wells which produce into its own 1,300+ mile gathering and transportation pipeline system, and using its own fleet of completion equipment to meet its rapidly expanding development program. Quest currently has approximately 1,800 locations in its drilling inventory. For more information, visit the Quest Resource website at www.qrcp.net.

Forward-Looking Statements
--------------------------
Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results may differ materially due to a variety of factors, including without limitation: the uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carryout the Company's anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition, general market conditions, and other risks detailed in Quest's filings with the Securities and Exchange Commission. You can find Quest's filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.

Reconciliation of Net Income to EBITDA
--------------------------------------
EBITDA, which is Earnings before interest, income taxes and depreciation, depletion and amortization expense, is presented because it is used by us for, among other things, determining compliance with certain bank covenants, and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of GAAP results, to compare the performance of companies. EBITDA is not a measurement of financial performance under generally accepted accounting principles and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with generally accepted accounting principles.

                     Reconciliation of Net Income to EBITDA
                                 (in thousands)
                                   (unaudited)

                                                    Quarters Ended June 30,
                                                    -----------------------
                                                        2006          2005
                                                    ----------   ----------
Net Income (Loss)                                   $   (5,780)  $   (1,907)
Interest Expense, Net                                    4,954        5,915
Income Tax Expense                                           -            -
Depreciation, Depletion & Amortization Expense           6,869        3,874
Change in Derivative Fair Value                         (2,383)        (874)
                                                    ----------   ----------
EBITDA                                              $    3,660   $    7,008
                                                    ==========   ==========